Exhibit 99.2

FINAL TRANSCRIPT GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call Event Date/Time: Mar. 16. 2005 / 4:30PM ET

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© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

C O R P O R A T E    P A R T I C I P A N T S

David Trachtenberg
Glowpoint, Inc. - President & CEO

Rod Dorsey
Glowpoint, Inc. - CFO

Mike Brandofino
Glowpoint, Inc. - CTO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Elliot Gold
TeleSpan - Analyst

Joseph Halpern
Halpern Capital - Analyst

Jack Gilbert (ph)
BMS Securities - Analyst

Frank Cups
Wachovia Securities - Analyst

Herb Mayer (ph)
Winslos, Evans & Crocker - Analyst

Peter Giacalone (ph)
Barret & Co. - Analyst

Stanley Weinstein (ph)
Private investor - Analyst

Nathan Pollack (ph)
Private investor - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen and welcome to the fourth quarter fiscal year end GlowPoint earnings conference call. My name is Ann Marie and I’ll be your coordinator today. At this time all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of today’s conference. If at any time during the call you require assistance, please press star, followed by zero, and a coordinator will be happy to assist you. I would now like to turn the presentation over to Mr. David Trachtenberg, President and Chief Executive Officer. Please proceed, sir.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Thank you and welcome to our Q4 2004 call. I’m David Trachtenberg, Chief Executive Officer and President of GlowPoint. I’d like to introduce Rod Dorsey, our CFO, who joined GlowPoint in December. Rod will be presenting our fourth quarter and fiscal 2004 results. Chris Zigmont will be available during the Q & A in order to provide consistent communication during his transition. As we previously announced, Chris is scheduled to leave GlowPoint at the end of this month after many years of very committed service to the Company. Mike Brandofino, our CTO, is also in the room, and he’ll be available during the Q & A after our prepared remarks as well.

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© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

2004 passed quickly and was our first full year in operation as GlowPoint. During the 12 months, we fundamentally changed the Company and changed the fundamentals of our business. Our relaunched strategy was set fourth and communicated when I hosted our Q3 2003 earnings call and spoke about the two strategic imperatives that would redefine GlowPoint as a independent and stand-alone business, back to basics and distribution diverse fiction, and these were the right tools with which to guide the Company in 2004. Inside of a year, GlowPoint’s contractual revenue has grown 74 percent and our average revenue per billable subscribable location ended 2004 at $723, up from $654 in the year earlier period. Most significantly, our gross margins have increased from 2.4 percent in 2003 to 20 percent in 2004. Our sales are no longer dependent on Wire One. In fact, what was our only distribution channel when I came on board has been completely replaced. The Gores’ chapter is behind us with over $3 million in the bank from our settlement agreement.

We also announced major strategic partnerships that are generating revenue and Sony will be putting their logo on GlowPoint services and integrating our solution into their product offering. The short of it is that we have a new management team, new patent pending product set with a new scalable economic model, new strategic partners, and new disruptive distribution strategies that are changing the video industry. We basically built a new GlowPoint that was officially launched last January, 2004.

And the momentum is building well beyond the relaunch of last year. We entered 2005 with the assets and foundation to take advantage of the market opportunities, the operations to create and scale a unique customer experience, the partners to create change ourselves and the financial stability to execute against our plan with the Gores settlement and financial transaction announced this past Monday. 2005 is GlowPoint’s time. I’m a believer because I have lived the changes at our company and I have seen the changes in the market. We created a customer experience that attracted the presence of TANDBERG Americas to use GlowPoint services in his office and in the organization and a video experience critical for creating new strategic opportunities to drive disruptive distribution models changing the competitive landscape for GlowPoint. It’s what-- it’s what made a Senior Executive from Sony at the consumer electronics show in Las Vegas turn to one of his colleagues and say "get this to Japan," which is exactly what we did. I personally gave a GlowPoint demo in the Sony Tokyo office, that led to the recent announcement of the strategic relationship this past February.

We now have the air cover from industry leaders like Cisco and Microsoft to educate the market on IP-based video and the heightened visibility of the other VoIP, voice to leverage. Microsoft and Cisco are primarily focused on getting enterprise users involved in multimedia communications, and that opens a number of partnership opportunities to integrate these enterprise solutions with service providers like GlowPoint. For example, this past summer at the NFL Training Camps, we partnered with Cisco by putting Cisco call managers in our core to provide the two Visa VoIP, video and voice, across GlowPoint, and a new development that we will be increasingly talking about, GlowPoint will be integrating Microsoft’s live communication servers, including their IM and presence capabilities with GlowPoint’s services.

With the changes in the marketplace and the changes at GlowPoint, we are truly at a new starting point and at a crossroads for the video industry. We are at a crossroads because it became increasingly clear over the last year that traditional video product and distribution models do not work and have not worked to overcome ifc and inertia, and our key reasons why the video hockey stick has yet to materialize.

We recognize the need to define the core assets of GlowPoint and redefine our market strategy in order to create more opportunities for video communications more quickly and to gain access to decision makers more efficiently. These were the core changes I spoke about during the earnings call last October when I talked about taking control of our destiny and moving to a more direct role in the sales cycle, described putting GlowPoint inside other’s IP networks as well as reskinning or white labeling our services with other companies’ look, feel, and logo. That was the theory, and the reality is now in place with the announcement of our enabling model that lit up Australia with IVision and with the most recent announcement of creating a Sony customized version of GlowPoint Services. For example, we put GlowPoint’s inside vision net, the IP backbone of IVision in Australia. That means that when I was in Melbourne at IVision’s official 2005 sales kickoff in January, I was able to dial triple zero and instantly reach one of our GlowPoint operators half a world away in our southern California office. Now, customers on that continent like Macquarie Bank, the largest investment bank in Australia, have accessed the GlowPoint’s IP-based services in minutes versus weeks and are seamlessly calling out of Australia and receiving calls from around the world, interconnecting through the GlowPoint network. The model resonates with customers like Macquarie, because putting GlowPoint inside means that instead of paying over 900 Australian dollars per hour for an ISDN call from Sydney to New York, they now pay $35 Australian for the same call when calling from a GlowPoint-enabled location.

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© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

With Australia, we have a real-life, large-scale deployment, that we are now taking to other potential network partners and large corporate accounts. This bring your own access model is replicable and scalable and reinforces GlowPoint’s role as a provider of IP applications and our network as a interconnection point for others. This isn’t theory, this is happening today in the market. We’ve also introduced our white label model that is customizing our patent-pending applications for other companies to introduce their own IP video solutions and their distribution and delivery channels. The solution resinated with the market. Who would have thought a year ago that Sony would be putting their logo on our product? I’ll talk more about Sony in a moment. But I believe these models will become an increasingly important part of our growth strategy and we’re actively expanding our current partnerships with TANDBERG and Sony and extending our go to market models. We’ll share updates on these activities as they develop.

I am more certain today that we are visual beings and face-to-face communications is how relationships are formed and business gets done. Video must move to where people do business, and that means taking video communications to the desktop and then completely out of the office with mobility solutions. GlowPoint has the products, the partners, and the know-how that allows us to do this and redefine the video market.

On our last call, I talked about the revolution and disruption that must happen in our market. We must expand beyond the traditional definition of video as a technology that enables video conferencing solely in the confines of a conference room. The fact is that video is more than technology and transport. The fact is that GlowPoint is a relevant solution today, with new and innovative applications that solve business challenges. Our customers get it and our partners get it. That’s why Sony is integrating GlowPoint into the services that they provide their customers, regardless of how they want to connect or where they are.

We share a mission to dominate the conference room and then get out. Get out of the conference room and expand to the desktop and ultimately push video outside the four walls of the building to where people actually conduct and grow their business. Case in point, most business interactions and communications happen outside the confines of the conference room, but the industry continues to define itself in terms of room systems. Case in point, video sales have traditionally been marketed and sold to the IT or telecom contact that purchases equipment and not the actual customer using the service.

Sony’s new TL50 and the TANDBERG 2000 are prime examples of desktop solutions that bring video to a personal level for business users, and when business people move to desktop video, their purchase decision moves from an impersonal group room system that the IT or telecom decision maker is making to a more consumer-oriented process. The solution on their desk literally reflect who they are, and each business person is a consumer at heart, driven by brand and product attributes that make the solution easy to use and fun. Sony plays well in this redefined market given their track record of integrating technology solutions into their customers’ everyday lives. They are committed to expanding use of video in the conference room and then getting out to drive growth in the video market and partnership with GlowPoint.

An innovative example of moving beyond the confines of the conference room is how GlowPoint to video communications are currently being used for spontaneous content creation in the broadcast vertical. A major broadcasting company of the Michael Jackson trial in California is conducting man in the street interviews back to their morning news show and transporting video images to the New York studio for replay. GlowPoint will also soon be used for remote broadcast and interviews for an up-coming space shuttle launch, and new news, GlowPoint was chosen for the third year in a row to be the underlying partner to the NFL draft for live interviews from the 32 participating team locations for this year’s event. These are examples of IP video communications, not video conferencing. These are examples of expanding the market for video, not being content with the traditional conference room only mentality.

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© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Our success extending broadcasters’ capabilities to create content on the fly efficiently and cost-effectively was a key reason why Sony is aligning itself with GlowPoint, given their dominance in the broadcasting equipment market, and that’s just one example of where the alliance is heading and how video is breaking down traditional barriers to growth. Expanding use in and out of the conference room also means mobile solutions for 2-way video communications. The vision is for video to be ubiquitive. Available wherever I am, wherever I need to communicate back to the office or to family and friends around the world. As I said, the hockey stick happens when video provides applications to solve prospect business challenges. It happens when it is reliable and as easy to use as the telephone, and it happens when it is a consistent and complete solution, whether in the conference room, at a desk in the office, or sitting in a continental airport lounge at Newark while waiting for a flight. In fact, I was at the continental lounge in Newark last Thursday and was able to use a software-based video product on my laptop, a Sony VAIO camera and the wireless connectivity in the lounge to make a GlowPoint call back to my office and see Rod, our CFO, face-to-face to conduct a meeting. That’s where video is heading, and that’s where GlowPoint is today.

Many other companies may think they are providing ubiquitous IP-based video services, but all they are doing is creating islands of video transport. GlowPoint is doing it in a standard-spaced environment with the ability to seamlessly traverse fire walls and provide a world class set of applications like video operators, video mailboxes, and other tools that make video truly simple and easy to use wherever and whenever. The vision of GlowPoint customers having this consistent experience in the conference room, at their desk, and out of the office, even at home, is not years away; it is a 2005 requirement, and it is a model that fits well with our enabling and white labeling solutions, that fits well with our strategic partners, and based on the proprietary research we fielded last year, fits well with where the market is moving. It is a vision that is actually working today and that will be scalable in 2005 to drive end-year growth and profitability improvement. It is also a vision that leverages our existing infrastructure and capabilities.

We are holding firm to our first mover advantage and our technology leadership to build solution that customers actually want to use, and we’re protecting these assets with our on-going patent filings. The difference is that we now have the management team, product set, business model, operational efficiencies, and the financial stability to execute for growth. GlowPoint has redefined itself and is redefining the video marketplace with our products and our partners. I will now turn the call over to Rod Dorsey, who will walk you through our Q4 and fiscal 2004 results and we’ll come back for closing remarks before the results and we’ll come back for closing remarks before the Q & A. Thank you.

Rod Dorsey - Glowpoint, Inc. - CFO

Thank you, David, and good afternoon. Let me remind everyone that the statements made on this call, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risk, and uncertainties that may cause actual results and future periods to differ materially from such statements. These factors, risk, and uncertainties include market acceptance and availability of new video communication services, the non exclusive and terminable at-will nature of sales agent agreements, rapid technological change affecting demand for the Company’s services, competition from other video communication service providers, and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company’s filings with the Securities & Exchange Commission. Today’s call and webcast may include non-GAAP financial measures within the meaning of SEC regulation G. When required, a reconciliation of all non-GAAP financial measures through the most directly comparable financial measure calculated, presented in accordance with GAAP, can be found in today’s press release.

Please allow me to introduce myself. My name is Rod Dorsey. I began my career over 25 years ago with PricewaterhouseCoopers in New York. For the past 14 years, I have been the CFO of four publicly traded technology companies, two of which I took through the IPO process. Prior to my first CFO position, and for the previous 10 years, I was the Corporate Treasurer of two multi-billion New York Stock Exchange listed companies, Crane Company, in Stanford, Connecticut and Loral Corporation, which is now part of Lockheed Martin. Recently and just prior to joining GlowPoint, I was a partner at Tatum partners, a 400-person professional consulting organization that specializes in CFO and CIO long-term consulting assignments.

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© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

In pursuing the CFO opportunity at GlowPoint, I saw some of the same characteristics that were present in some of the companies I have been associated with over my career. That is: leading edge technology with a first mover; a professional, experienced, and dynamic management team; a proactive and knowledgeable Board of Directors; and a CEO with a vision and road map for success.

While I would like to take some responsibility for the changes, since David and the rest of the management team came on board, as the new guy on the block, I can only look back at the Company’s performance during 2004, and applaud the improvements in the balance sheet and the tremendous strides made from both a financial and operational viewpoint. Let’s just spend a minute on the starting point in October of 2003. We had a terrific and tested technology, and we had a terrific business model, in theory. But the business was 100 percent controlled by one sales channel. Our customer base was driving a fully-loaded gross margin of less than 1 percent. We had hundreds of thousands of dollars worth of nonrevenue producing subscribers on the network. Our balance sheet had millions of dollars of debt and we had uncertainty as to how the separation from Wire One and the transaction with Gores was going to play out. In short, not a credible path to leverage our technology assets. That’s why the new management team was brought in to unlock the value of the GlowPoint business.

So let’s look at where we ended up at the end of 2004 and then I will share how we expect the business to unfold over 2005. First, Q4 financial results. Total revenue increased 51 percent to $4.3 million in the fourth quarter of 2004, from $2.8 million for the fourth quarter ended 2003. And it was essentially in line with the $4.4 million level achieved for the third quarter of 2004. Contractual revenue grew percent to $3.3 million for the quarter ended December 31st, 2004 from $2.1 million for the quarter ended December 31st, 2003. The number of contractual customers grew 29 percent from the year-ago quarter to 348. Non-contractual revenue of $1 million in the quarter ended December 31st, 2004, grew 44 percent from $695,000 reported in the fourth quarter ended December 31st, 2003.

The key operating metrics for the business—that is, average monthly contractual revenue per customer, average billable subscriber locations, average monthly subscription revenue for location, billable subscriber location, and subscriber location backlog—all improved quarter-over-quarter and year-over-year. The specific details can be seen in today’s press release. Gross margins improved dramatically to 20.8 percent in the fourth quarter of 2004 from 5.4 percent for the fourth quarter of 2003, reflecting improved margins in both contractual and non-contractual revenues. In taking a closer look at margins, improvements were driven by both the addition of new customers to the Company’s "All You Can See" subscription plans, introduced at the beginning of calendar year 2004, and by the renegotiation of certain access line agreements with carriers that provide either SDSL or T-1 last mile service.

I cannot stress how critical the introduction of the new calling plan and pricing models were to the health of the company. Growth under the old plans was not good. We were either breaking even or losing money on our customer base prior to the relaunch of GlowPoint in January of 2004. That has now changed, and the margin story is improved because of proactive management of our underlying costs and the continuing penetration of the subscription plan.

The process of renegotiating with our carrier partners has been on-going and is finally wrapping up. We expect the average access cost per billable subscriber location to decline by approximately 15 percent by the fourth quarter of this year.

Most importantly, GlowPoint made a conscious decision early on in its existence to buildout its network infrastructure to support 4,000 business subscriber locations.

At the end of 2004, there were a total of 1237 BSLs on the network, representing 31 percent of its total capacity. As we continue to add new locations to the network in 2005, the only cost associated with those additional lines will be the access costs associated with the last mile. The infrastructure cost, related to the network buildout, has already been incurred. Therefore, variable gross margins on new billable subscriber locations will continue to range between 60 to 70 percent. Last April, the Company also acquired the NuVision customer base from TANDBERG. The wisdom of that acquisition is borne out in the results for 2004.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Operating expenses for the quarter ended December 31st, 2004, were $5.4 million. An increase of approximately $1 million over the prior year fourth quarter. The major components of this increase were $400,000 of cost related to severance, recruiting, and the closing of the company’s New Hampshire office, and an increase of approximately $500,000 in salary and benefit costs resulting from an increase in head count. A majority of the new employees were hired as a result of the company’s increased direct sales and marketing activities as previously announced. As a percentage of revenue, operating expense levels for the fourth quarter of 2004 improved by 19 percent from the prior year fourth quarter.

EBITDA for the fourth quarter of 2004 was a negative $2.9 million, compared to negative $2.5 million for the fourth quarter of 2003, and was primarily impacted by the previously mentioned $400,000 in severance and other costs incurred in the fourth quarter of 2004. Given the starting point in January, 2004, the transformation of the underlying business drivers and performance for all of 2004 were commendable.

In summary, total revenues grew 55 percent year-over-year from $10.3 million to $16 million. Contractual revenue growth was even more dramatic, a 74 percent increase year-over-year from $6.9 million for 2003 to $11.9 million for 2004. The number of contractual customers increased 37 percent to 330 for 2004 from 241 for 2003. This growth and other improvements were achieved in a year when the Company’s key distribution channel simply disappeared. From a back of the envelope perspective, if you were to take the fourth quarter of 2000 figure of 150 sales generated by this channel and assume that run rate for each quarter of 2004, compared to what the actual run rate turned out to be, GlowPoint would have reported an additional $1.5 million in revenue and approximately four additional points on gross margin.

Additionally, we experienced a total of 88 disconnects from Wire One as a customer, the last 22 of which occurred in this current quarter. I know very few companies with the ability to refill their only distribution channel while turning around the company. That is one of the reasons why I signed on to take the Company to the next level.

The Company ended the year with $4.9 million in cash and continued to maintain a debility-free balance sheet. Additionally, the Company just completed a financing transaction that raised gross proceeds of $10 million. The combination of our current cash position, coupled with the net proceeds from the private placement and the cash received in conjunction with the Gores settlement, fully funds the business plan to get GlowPoint to positive cash flow. We fully expect cash flow to improve sequentially throughout 2005, and I am confident that the past positive cash flow will become more evident as the year progresses and is achievable by year-end 2005.

Clearly, we will need to hit our quarterly operational milestones to achieve this reality. Some of you would, and quite frankly have, already commented as to why other financing and why more dilution. My answer is straightforward. We believe in the long-term viability of the company. We intentionally kept the investor group small, under ten. And three of those investors already own a significant amount of GlowPoint’s stock. The strength of a balance sheet that is debt free and has adequate cash to fund GlowPoint’s business plan, allows the Company to continue to forge more powerful, strategic relationships like Sony and to pursue multi-site sales opportunities with Forbes 1,000 customers.

I know that we are entering 2005 as a healthier company financially and operationally. We have replaced the sales volume from the loss of our key distribution channel by transforming the way we sell our service. Investing in a direct sales force and cultivating strategic relationships like those forged with Sony, TANDBERG, and IVision take time, and oh yes, money. To that point, we have doubled the size of the GlowPoint internal direct sales team from 6 at the end of the fourth quarter of 2004, to 12 today. And we have accelerated spending related to lead generation programs, focused on the video user population in general, and the specific vertical market opportunities in the legal, broadcast, and government space. This increase in direct sales and marketing activity was planned and has been incorporated into our 2005 expectations.

Now, as for how I see the business unfolding over 2005 to create that value, here are my observations. Given we are almost at the end of the first quarter, I believe we will see sequential [BSL] growth of approximately 20 percent for this quarter, compared to the fourth quarter of 2004. This is predicated on the Company closing a multi-site opportunity by the end of the first quarter. It is not a question of if it will happen, but simply when it will happen. Given that more than 50 percent of the new [BSLs] will be booked in the month of March, as we expected in our forecast, the revenue impact will be felt in Q2. Thus, revenue growth will be in line with our plan and in line with the fourth quarter of last year.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

As alluded to in my comments on gross margin, I do see sequential improvements over the course of 2005 as a result of the combination of sequential [BSL] growth and cost reductions achieved from negotiations with our access line suppliers. As the balance of the year unfolds, I would expect a significant ramp in new [BSL] orders, resulting from the larger direct sales force and coupled with lead generation from our partnership with Sony and others. We believe gross margins will continue to improve quarter to quarter, assuming the sales milestones are achieved as we continue to leverage the fixed cost component of our network infrastructure. Operating expenses as a percentage of revenues should also improve. In dollar terms, the year-over-year increase will simply reflect the investment in sales and marketing.

Finally, I am not a believer in providing guidance for a company that 14 months ago was in startup mode. I have shared with you how I believe 2005 will unfold. This management team will continue to be transparent, meet or exceed expectations, and deliver. And when there are changes that need to be considered, you will know when we know.

A year from now, the Company could very well be talking to you about overall revenue growth versus growth in a number of billable subscriber locations. Just like our ability to see an opportunity with the NuVision acquisition in 2004, there could be other such opportunities on the horizon in 2005. However, such opportunities will need to meet both the financial and business goals of the company.

We are accompanied today with a current run rate of $18 million in revenue using the Q4 revenue number from last year. We are also accompanied with sufficient cash to fund our business plan and to achieve positive cash flow by the end of 2005. And the unique opportunity of beginning a strategic relationship with one of the premier brand names in the world in Sony. I am delighted and proud to be a part of the GlowPoint team and I look forward to reporting to you on our achievements each quarter of 2005. Thank you. David, back to you.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Thanks, Rod. We’ll now open the line up to questions. And please remember, Chris Zigmont and Mike Brandofino are also in the room and will be available to respond. And please keep your questions to one per person. Ann Marie, if you open the lines up for questions, we’ll be happy to start.

Q U E S T I O N S    A N D    A N S W E R S

Operator

Thank you. Ladies and gentlemen, if you wish to ask a question, please press star, followed by 1 on your touch-tone phone. If your question has been answered or you wish to withdraw your question, please press star, followed by 2. Again, to ask the question, the command is star one. We’ll pause for a moment as questions queue up. Your first question is from Elliott Gold with TeleSpan. Please proceed.

Elliot Gold - TeleSpan - Analyst

Thank you. Real simple question. Rod, you were talking about the number of customers - GlowPoint customers and in my database, I’ve got that you closed Q3 with 342. I thought I heard you say a second ago you closed the year with 330. Have I got that right?

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Rod Dorsey - Glowpoint, Inc. - CFO

The 330 figure was the average number for the full year.

Elliot Gold - TeleSpan - Analyst

Oh, okay. What was the--

Rod Dorsey - Glowpoint, Inc. - CFO

348 was the number we closed the year with.

Elliot Gold - TeleSpan - Analyst

348, and the average was 330. Thank you very much.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Thanks, Elliott.

Rod Dorsey - Glowpoint, Inc. - CFO

You’re welcome.

Operator

Again, ladies and gentlemen, as a reminder, it is star 1 to ask a question. [ inaudible ]

David Trachtenberg - Glowpoint, Inc. - President & CEO

Sorry, was that a question?

Operator

Your next question will come from Joseph Halpern with Halpern Capital. Please proceed.

Joseph Halpern - Halpern Capital - Analyst

Yes, just a question on, I guess revenue’s been relatively flat over, sequentially over the last couple of quarters, and there’s been a net add of I guess six customers or six clients in the last quarter. I understand the Sony deal can be pretty instrumental in accelerating growth in the second half of the year, but is this what we are depending on?

I’m just trying to get some more color on both the TANDBERG relationship, how long you expect it to take before your direct sales team ramps up, and what kind of, you know, what you expect, I guess, at the end of the day your mix to be between direct and indirect sales and whether the whole indirect sales team beyond some of the major manufacturers you’ve mentioned, if that’s kind of’ been thrown out the window or if that’s just not been successful enough to continue or what’s going on with that.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

David Trachtenberg - Glowpoint, Inc. - President & CEO

Sir, that was a long one question.

Joseph Halpern - Halpern Capital - Analyst

You said one question. I had to fit as much as I could in.

David Trachtenberg - Glowpoint, Inc. - President & CEO

It was good, it was all-around distribution, so we’ll give you one topic for the question. Let me cover a couple of those pieces and then I’m sure other people in the room will want to add on to the comments.

We are not solely counting on Sony to drive the plant for 2005. What we are counting on is for the new models that I talked about that we’ve already implemented to continue to take traction in the companies with whom we’ve already partnered and then to be used as a model to get other people to also buy into those models, and the two that I talked about and gave examples about during the call was the GlowPoint enabling model as well as as the white labeling model. And we fully expect to not only extend those to other partners, but obviously expand them with our current partners.

The other major change is adding more direct focus on the sales cycle, and I want to be really clear here. We are not selling in competition against our partners. We are selling in tandem with our partners, but doing it in a much more aggressive and really taking control of our destiny. If you think about where we were when I started the Company, our sales team was an overlaced sales team that were basically order takers, and that’s great as long as the orders were coming in. Obviously, we saw issues with our only distribution channel when I came on board, and therefore, that strategy was no longer viable.

And what was really critical in this marketplace, one of the things been talking about over the past four or more earnings calls, because we’ve been seeing the changes in the market, is that we need to be much more engaged in knowing our customers and shortening the sales cycle. And so our direct sales team are people who are going out and doing lead generation-- obviously, we don’t sell equipment, so we are passing off all equipment sales to our partners, but we are sitting either side by side with partners bringing us leads or we’re developing the leads ourselves and driving those sales cycles down from a timing perspective. So it really is a direct/indirect sales strategy, but we’re already seeing the traction of building the pipeline and we are much--one from a visibility perspective, but two from an overall numbers perspective on the pipeline, we’re already seeing the fact that we’ve got more people in place that are going after the right verticals with the right sales tools.

I lost track of maybe some of the things that you were asking in your question, but just to summarize, we believe we’ve got the right models in place. We believe we have geared up to the right levels from the number of head count that we’re putting against our lead generation, as well as our ability to close deals more quickly and more directly, but we are going to continue to use our partners to be able to drive growth in the market because we understand that we can not and will not do this ourselves. We need to work with partners who can extend us much more quickly and much more efficiently than we could on our own, and if you think about the partners we have, whether it’s TANDBERG or the most recent one with being Sony, we know that they’ve got the distribution channels, they’ve got the brand, and they’ve got the ability to take the services that we have already built and bring us together to a new level working in tandem using their brands on our services, than we could do by ourselves. With that I’ll - I don’t know if anybody wants to add anything to that.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Rod Dorsey - Glowpoint, Inc. - CFO

Joe, I may have heard you wrong, but I thought I heard you say we had net adds of eight for the quarter.

Joseph Halpern - Halpern Capital - Analyst

Six clients.

Rod Dorsey - Glowpoint, Inc. - CFO

We had-- we have six clients, right, six customers, but we had 30 billable subscriber locations on a net basis for the quarter. Secondly, just to make the point perhaps a little more visually, you know, the sales force of six at the end of the fourth quarter of last year, half of that group came on some time during the fourth quarter. In my prepared remarks, I indicated that I expected the BSL to be up by 20 percent over the fourth quarter of ’04, so I think that’s pretty healthy growth, and perhaps substantially better than the previous two quarters, but it’s directly related to having 12 people’s feet on the street versus 6 at the end of the fourth quarter.

David Trachtenberg - Glowpoint, Inc. - President & CEO

And just to close up here and then we’ll take the next question. And then those 12 people engaged with our partners, like you saw with the close of the deal with Allied at the end of the fourth quarter, with TANDBERG, which was, you know, one of our direct guys working with their team, closing that deal in record time and not only having it be BSLs, but actually hosting a bridge that TANDBERG sold that would now be hosted in the GlowPoint network. So those are the types of relationships and partnerships that are going to help us grow and help the market grow as well.

Joseph Halpern - Halpern Capital - Analyst

Thank you.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Ann-Marie, go to the next question.

Operator

Your next question is from [Jack Gilbert with BMS Securities.]

Jack Gilbert - BMS Securities - Analyst

Hello, David?

David Trachtenberg - Glowpoint, Inc. - President & CEO

Yes.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Jack Gilbert - BMS Securities - Analyst

Could you please explain-- I’m trying to understand the billable subscriber minutes and about each end point or-- it’s $700? And then I got two questions really. I want to go back to what you said is an example of Australia, instead of being $900 and now one phone call can be $35?

David Trachtenberg - Glowpoint, Inc. - President & CEO

Right.

Jack Gilbert - BMS Securities - Analyst

Where does the $35 come into the $700 a month or am I mixing apples and oranges? I got one more question--

David Trachtenberg - Glowpoint, Inc. - President & CEO

You’re only supposed to have one--

Jack Gilbert - BMS Securities - Analyst

I know, but if I see one more ad for Cisco and Microsoft, that Cisco ad over and over and over, can you please explain to me where we are in that a little bit more? You touched on the Cisco-Microsoft, but just the connection with that--

David Trachtenberg - Glowpoint, Inc. - President & CEO

Absolutely. Jack, absolutely. But let me first address the billable subscriber location question, and this is a change we made I believe on the first call, or second call - earnings call that I was part of when I came onto the team last year. We had traditionally been looking at the business from an end-point perspective, and that’s literally the number of cameras that are connected into a GlowPoint connection into an office.

Jack Gilbert - BMS Securities - Analyst

Okay.

David Trachtenberg - Glowpoint, Inc. - President & CEO

But what really drives our revenue and what really drives our plan are the subscriptions-- excuse me, the subscriptions that are part of our base. So, if you think about it, every billable subscriber location can have multiple end-points hanging off of it, but the bill and what we drive from a subscription revenue perspective, is one of the consolidated plans-- one of the plans that we consolidated when we introduced our new plans in January of 2004. So for example, we have a "499 All You Can See" video calling plan. Okay. That’s a subscription plan, no matter how many end-points you hang off of that subscription plan, you’re still getting charged $499.

So the end-points are an interesting parameter to take a look at to see the traction within an organization, but in terms of driving revenue, it’s the number of billable subscriber locations. And even though we’ve got our starting plan at $499, we have others that are 799, others at 1099. So the average of all of those plans together is that 700-plus number.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Rod Dorsey - Glowpoint, Inc. - CFO

Yeah, and maybe I can just indicate, that number is an average for the - calendar year 2004. We actually ended the fourth quarter at $723, and it continues to, I think, to move north as we’re you know, almost through the first quarter of this year.

Jack Gilbert - BMS Securities - Analyst

How does that relate to the $35?

David Trachtenberg - Glowpoint, Inc. - President & CEO

I’m going to come to that next. I’m going to do that next. [ Talking simultaneously ] The one other point I want to make, Jack, is that we’ve been seeing an increase in the average revenue per billable subscriber location since the second quarter of last year. That is turning around-- that turned around the trend. But we were seeing declines quarter-over-quarter, which means that people are actually-- people are going to our higher-priced subscription-based plans, which is good news from a revenue perspective for the Company.

Now, let me explain the $900 and the $35. When a customer in Australia makes an ISDN call, so you’re familiar with the legacy of technology ISDN?

Jack Gilbert - BMS Securities - Analyst

Yes.

David Trachtenberg - Glowpoint, Inc. - President & CEO

An ISDN to ISDN call from Sydney to New York is over $900 per hour, and that includes local, long-distance, international, all the permanent charges to make up that one call per hour. If you’re on a GlowPoint-enabled location in Australia, on the IVision network, you’re going out one of our gateways, so you’re on IP, but if you’re calling a legacy ISDN user in New York, we’re transporting your call, we’re interconnecting your call from IVision over our IP backbone to New York and we are then exiting you out to an ISDN line to be able to complete that call. Because you don’t incur all that transfer over ISDN, you’re basically just getting that cost of that from our local pop, if you will, to that ISDN location. So instead of $900, our gateway charges are much less expensive. So because you’re going off of the GlowPoint network, there are some incremental charges, but it’s only $35 for that hour, versus $900-plus.

Jack Gilbert - BMS Securities - Analyst

Which would get added to the subscription fee they’re paying for that month.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Correct.

Rod Dorsey - Glowpoint, Inc. - CFO

Okay, that’s the first question. I got that. Just the Cisco ad I want to talk about.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

David Trachtenberg - Glowpoint, Inc. - President & CEO

I’ll say one thing and toss it onto Mike. Every commercial you see is good news. Because what we need to do as an industry, it’s almost, think of the "got milk" campaign. Okay. The industry got together and said we’re going to drive awareness, we’re going to drive demand for our product. Cisco and Microsoft are doing that for GlowPoint and for the industry. I’m never going to have the dollars this year to be able to do that kind of advertising to educate people about IP video. They’re doing it for us. We can ride those coattails, but let me let Mike Brandofino, our CTO, talk a little bit about how we play in that position.

Mike Brandofino - Glowpoint, Inc. - CTO

I’ll take them each in turn and try to be as quick as possible. The Cisco concept is based around their voice - their voice-over IP architecture, so what they’re showing on those commercials is, well, number one, it doesn’t work exactly the way they show on the commercials, and number two, it’s really designed around an enterprise. So if you have their-- think of it as a phone PBX, if you have a Cisco phone PBX, you can now add video through this software product they have that runs in your PC. So if you receive a call on your phone, your IP phone, you can then transfer that to your PC and actually do a video call.

The challenge is that they’re really creating islands of video, and you still need a service provider to get out and to get dialing plans and just like if you have a phone network in your office, you need to have a service provider to get out and have phone numbers and call operator service and things like that. So, where we play is, we help enterprises get those other services and then also have them connect to other networks, so they’re not on an island, in addition, we provide what we call technology insurance, if you will, where all the different protocols that are out there, we support across GlowPoint. So even if a customer goes down that path with Cisco and they want to talk to let’s say a Polycom system, they need to connect somewhere and GlowPoint is the place to connect. So we play very well in that space.

As a matter of fact, we have Cisco call managers in our core. We work very closely with their products at support video and actually provide feedback to them. So we, again, as David said, look at it as a great thing they’re promoting video.

From Microsoft’s perspective, clearly, Microsoft is going after the desktop. They believe in this whole multimedia communications suite. That would be included in Microsoft Office and it works off something they call the live communications server, which is really, think of it again as a, kind of, a PBX, but still, they’re talking about enterprises and talking about islands of people. Once you want to get off or you want to talk to products that are not Microsoft SIT-based, you need to get connected to a service provider.

And then all the features or services that we offer-- video mail, operator services, gateway services-- don’t exist. And then on top of that, both Cisco and Microsoft are talking about performance on a local area network. You’re still going to get poor performance over the internet. You might get good performance in spots as we’ve discovered in a lot of our testing, but consistent business grade calls you’re not going to do over the internet. And so there still needs to be a place for a quality service provider for your business calls. So, we really are working very closely with both. We will have both products embedded in the GlowPoint network and be able to support the different functionality based on what our customers are looking for.

Jack Gilbert - BMS Securities - Analyst

Thank you.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Thank you, Jack.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Operator

Your next question comes from Frank Cups with Wachovia Securities. Please proceed.

Frank Cups - Wachovia Securities - Analyst

Hey, guys. I’ve got a question, and I guess maybe this could be handled probably best by Rod. With the Australia deal, and I think Jack touched on it a little bit, the difference between white labeling and GlowPoint-enabling, and the GlowPoint-enabling, like what we’re doing in Australia, how do we get paid on that? Is it similar to you know, regular DSLs or how does that work?

David Trachtenberg - Glowpoint, Inc. - President & CEO

You know, with the Australia deal it’s interesting. There are two different ways. When it’s a GlowPoint-enabled location within Australia, what we’re doing is we’re actually registering their IP addresses with our gatekeepers, and so we’re lighting up their connectivity with operators and mailboxes and gateway services, etcetera. So there is a subscription fee per month, so it’s similar to a DSL, but it’s a lower monthly revenue. Very good margins, the same or higher for traditional DSLs, but lower revenue because we’re not providing the connectivity. With that subscription base, and again, the good news is-- and this is one of the things I said in the prepared remarks-- is that to get somebody billable is literally seconds-- we get the IP address, we register it to our gatekeepers and they can start generating revenue, versus the traditional 24 to 25 day provisioning cycle.

So that’s one of the models with IVision and with the GlowPoint’s enabling. I won’t say it’s surprising because it was part of the plan, but what the other thing that’s happening with this relationship is that it’s driving traditional BSL sales in the U.S., in Asia now, and as well as in Europe. The Macquarie bank as an example, is not just GlowPoint’s enabling their locations in Australia, but their actually taking advantage of BSLs in the U.S. and around the world, so that’s the traditional model that we’ve been talking about, and that’s, you know, GlowPoint billing them in the U.S. and having that direct relationship. So it’s a combination, but in answer to your question, good margin, subscription-based revenue even for the IP-enabled.

Frank Cups - Wachovia Securities - Analyst

Okay. Given that said, I mean, we see like a company like Polycom or Camry, they put a fair amount of units up every quarter. Okay. And we look at, I guess, about 50 percent, the numbers I read maybe through the Wainhouse Research poll, bulletin, or whatever, about 50 percent are going up on private dedicated IP networks. With GlowPoint enabling, this something that allows us to enter the Fortune 500 or the Fortune 100, or the large corporate environment, where these people are running video on their own dedicated IP network, but still don’t really have the bells and whistles GlowPoint offers to be able to GlowPoint-enable an existing network and give them the bells and whistles, plus the ability to communicate outside of their existing network? Am I kind of’ reading this right? Is this an area we can look into?

David Trachtenberg - Glowpoint, Inc. - President & CEO

Frank? Frank, you answered the question.

Mike Brandofino - Glowpoint, Inc. - CTO

Yes. Absolutely. The whole idea of the GlowPoint enabled is there’s going to be-- or there is, with some customers already, there’s a circuit because we’re connecting to the network in some way, shape or form, so there’s a BSL somewhere, or multiple BSLs , and then there’s a per end-point subscription fee because we’re assigning a real phone number to them, they get access to video mail or operator services, and clearly you hit it on the head, they don’t have the ability to those services. The recent deal with Allied is a great example of that. Even though they bought their own bridge, they hosted that in GlowPoint.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

So as Allied goes to some desktop video systems, clearly, they’re going to do that on their own network, but they also had, I think-- I don’t know what the number was, but they also had a double-digit number of BSL circuits connecting into facilities simply from video end-points and then we have fire ultraversal solutions, we announced recently with TANDBERG, we’re going to be putting their fire ultraversal solution within GlowPoint. That will allow customers to very easily put their product on their own network, traverse their firewall, register within GlowPoint, and get services. So that is really a direction that we’ve been talking for quite a while and is coming to fruition.

Frank Cups - Wachovia Securities - Analyst

Yes. It just seems that most of the stuff we have are really the smaller entities using this and it just seems like it would make sense - it would be a great way to get into the larger organizations where they have their own existing network but want the bells and whistles, and I guess it leads to another part of that, that the white labeling deal with Sony and how do we get paid on that?

David Trachtenberg - Glowpoint, Inc. - President & CEO

Again, there are a couple of different sub-models, if you will, and let me parcel it out. And I can’t-- I’m not at liberty to discuss the specific terms of the agreement, but in theory, in a white label model, GlowPoint is paid on actually performing the service to actually put somebody else’s brand and look and feel on our services, correct? As well as to purchase or acquire the equipment necessary to put into our core, and then depending on the relationship, whether it’s a wholesale or retail relationship, we would get paid accordingly, whether that’s a discount to the retail rates and they set the price or whether we actually are setting the market price ourselves and it would look very similar to what we’re doing today with the commission going to the white label partner for selling the service.

So, I’m not going to specifically talk about the terms of the Sony deal, but a white label partner would have a source of revenue from the actual creative work and the programming and the equipment purchasing and everything else to actually set them up, and then sales will either be driven by a wholesale or retail model. Very similar margins to what we’ve already talked about.

Frank Cups - Wachovia Securities - Analyst

So similar margins.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Yes, exactly.

Frank Cups - Wachovia Securities - Analyst

I read this article of the State Department brass backs use of IP video conferencing, it’s discussed in there that we’re basically -GlowPoint’s the backbone of their network, was I think the terminology they used.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Yes?

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Frank Cups - Wachovia Securities - Analyst

And they talked about having 2,000 desktop end-points up and running by spring of ’05. How do we plan that? Is that-- are we doing anything there or what’s going on with that? I mean, we haven’t really heard anymore about that. Read that article, it sounded great--

David Trachtenberg - Glowpoint, Inc. - President & CEO

What comment I will make before Mike gives a little bit of an update is that, whether it’s the State Department or not, dealing with government organizations takes time, and we have a very good relationship with the State Department, GlowPoint obviously is a player within their organization, and we will give updates and let you and the rest of the market know as that progresses to events where it’s disclosable. With that said, I’ll pass it over to Mike.

Mike Brandofino - Glowpoint, Inc. - CTO

Yes. And what I can say is David mentioned-- or some things in his talk, two types of desktop video. One are the products like Sony and TANDBERG have, which are PC monitor-type products. So one way to get to the desktop is to deliver set top devices like those. The other way is using soft Kodak technology. And we are very well down the path of setting up the ability to support set top, desktop video in both-- we already can do both-- but in ways that give our customers the flexibility to pick and choose.

So, we didn’t put that article in Infoweek by the way, that was done outside of our knowledge, which was great to see, and the goal of the State Department and other agencies is to improve the ability to communicate with the people in the field. And so, our ability to deliver these GlowPoint-enabled services are really going to be a key factor in some of those things, and that all takes time because we need to work through the security issues, we need to provide encryption, which we do, so suffice to say that we are definitely putting together solutions that meet those requirements.

Frank Cups - Wachovia Securities - Analyst

Okay.

David Trachtenberg - Glowpoint, Inc. - President & CEO

And the other thing that’s very critical to the State Department and other government agencies that we work with, is also interagency communication, and that’s where our network and the ability to actually use our gateways to be able to get to--when I say nonstandard, they’re using standard-space applications, but using people who are on different networks, on different--using different manufacturers for their end-points, et cetera, we actually give them the ability to have a unified-type service, and an ease whether they’re literally in the field around the world or sitting in Washington to be able to talk to each other.

Frank Cups - Wachovia Securities - Analyst

Okay. Is that - going over - and you had made a comment earlier in your dialogue, David, about being in New Jersey, being in the airport and being able to use a Sony VAIO or Sony camera to be able to hook in through to GlowPoint.

David Trachtenberg - Glowpoint, Inc. - President & CEO

That’s correct.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Frank Cups - Wachovia Securities - Analyst

How does that work? You’re just going off of open architecture internet, correct? And then somehow linking into GlowPoint?

Mike Brandofino - Glowpoint, Inc. - CTO

So, remember my comment about internet not being good for business-grade video but if you look at the cell phone industry or what we put up with from cell phones as consumers, we put up with calls disconnecting, we put up with some bad quality, even in business meetings occasionally, for the flexibility of being able to call from our car or being able to call from wherever we are. So, you really have to think about the mobility solution, as we start talking about video and communications, as the cell phone model.

What people want to have is the same functionality and services that they have in their office; so I want an operator, I want video mail, I want to have a video phone number, I want to have access into my office systems in a consistent way, but I know that when I’m on the road at a hotel or at some other broadband capability place like a Borders or Starbucks, I want to be able to connect and attend that meeting. And so the solutions that we come up with are ones that are going to be able to traverse firewalls, they’re SIT-based, and they’re going to leverage the bandwidth in the best way possible. So if there’s not enough band width to do video, it will fall down to an audio call, but you still have the connectivity.

Frank Cups - Wachovia Securities - Analyst

You’re still a capable of doing it from a remote location?

Mike Brandofino - Glowpoint, Inc. - CTO

Correct. So that’s the key. The mobility is the key. You’re going to sacrifice a little bit of the quality from a call perspective to have the features and functionality and the connectivity.

David Trachtenberg - Glowpoint, Inc. - President & CEO

And Frank, we’ll be talking a lot more about this over the months to come. Ann Marie, want to go to the next question?

Operator

Your next question comes from [Herb Mayer] with Winslow, Evans and Crocker. Please proceed.

Herb Mayer - Winslos, Evans & Crocker - Analyst

Yes, you made a very good presentation about the fundamental change in the company over the past year. Can you comment on changes that you’ve seen in the competitive landscape and what they may mean to you? Now, I know an earlier question addressed Cisco and Microsoft, and I’m thinking more of the activity in so-called collaboration, rather than just network connectivity.

David Trachtenberg - Glowpoint, Inc. - President & CEO

WebEx-like collaboration?

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Herb Mayer - Winslos, Evans & Crocker - Analyst

Yes, for one.

David Trachtenberg - Glowpoint, Inc. - President & CEO

I mean, it’s a very different market than what we play in, although we did introduce a collaboration tool, which was in partnership with a company that actually does that for a living, and sort of really based on demand from our customers. But let me step back a second and talk about a little bit of the change in the competitive landscape. One of the things that has not changed over the past 14, 15 months as I’ve been here, is that nobody else is creating or is out in the market with the types of video applications that are focusing on the customer. And so we still have that head start out in the marketplace with our patent-pending applications that are literally the GlowPoint "wow". And some of the things, if you haven’t seen GlowPoint, you can go to our website. We actually have demos, visual demos, if you will, of GlowPoint, and what we call the GlowPoint "wow", the operators, the Video Call Assistant, the searching on demand, all that stuff that really sets our experience apart from high-standard, innovative internet. So that element of the competitive landscape has not changed.

What I have seen changing is the movement or at least the talking about moving outside of the conference room, which is something obviously as I talked about in my remarks is something that we are extremely behind and something that we are actually driving out in the market with our partners. So, instead of talk about it, there’s actually movement now from a product perspective, not only from the movement of the conference to the desktop, but literally outside of the office itself with the softcode coming into the market as well. This is software-based video conferencing systems.

The other thing that’s happening from a competitive landscape is that there is a greater awareness of video as the second V in VoiP. And as VoiP has made itself known over the past year or longer, what I was hearing when I joined 14-15 months ago, is let me deal with the voice part of VoIP first and then I’ll get to the video side. Well, they’re getting to the video side, which is great news for the hardware manufacturers and great news for service providers like GlowPoint.

The other thing that I’m seeing from a competitive landscape perspective, is people are understanding, and people-- I mean, companies are understanding that they have to work together to actually see that hockey stick in the marketplace. That the partnerships like GlowPoint’s and Sony and GlowPoint’s and TANDBERG or the other partnerships we’ve established with the RAD visions and equipment manufacturers are critical to make certain that we are working together in tandem to make that, to drive demand from the market and to drive products and services that the market’s going to want to use, because I got to tell you, people have been talking about the hockey stick a lot longer than Rod and I have been in this business, probably even a lot longer than Mike’s been in the business, which is quite a long time. And so what I’m seeing is a sense of urgency in the marketplace from the equipment manufacturers or the end-point manufacturers, those that are supplying equipment for the core infrastructure, and for service providers like GlowPoint that things are finally coming together in 2005 to make the growth a reality because the awareness is there, the products are there, the network is there, and the services are there to make it happen, and we are in the center of that, and I truly believe, we’re one of the reasons why there is that sense of urgency that we’re now really seeing in 2005.

Herb Mayer - Winslos, Evans & Crocker - Analyst

Thank you.

Operator

Your next question is from Peter Giacalone from [Barrett & company] . Please proceed.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Peter Giacalone - Barret & Co. - Analyst

Hi Dave.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Hi Peter.

Peter Giacalone - Barret & Co. - Analyst

I had a few questions, but the guy from Wachovia stole about half of them. You didn’t limit him to one!

David Trachtenberg - Glowpoint, Inc. - President & CEO

I’m sorry.

Peter Giacalone - Barret & Co. - Analyst

I guess I might have missed it, because I had to put you on mute for a second. Do you have an official rollout date with the Sony partnership, or is that something that’s kind of a moving target?

David Trachtenberg - Glowpoint, Inc. - President & CEO

No, it’s not a moving target. What we said in the official release is that we are going to be launching our services mid-2005.

Peter Giacalone - Barret & Co. - Analyst

Okay.

David Trachtenberg - Glowpoint, Inc. - President & CEO

We are on track to do that, and I will tell you, though, that we are not waiting for mid-2005 to engage and to start working against a number of the different opportunities that we have in front of us, and you’ll be hearing about those over the weeks to come. Okay.

Peter Giacalone - Barret & Co. - Analyst

I don’t know if you can state this or not-- are you in Sony office-- offices now? Is Sony people using GlowPoint?

David Trachtenberg - Glowpoint, Inc. - President & CEO

Yes, we had announced in the press release that we were kicking off the relationship with six demo locations, including 550 Madison Avenue, which is one of their landmark buildings. So the answer is yes. We are, I think, nearing the end of the provisioning process. I think one or two locations that are still - I think are going in this week, if I’m not mistaken. So by the end of this quarter, those should all be up and running, and they will be using GlowPoint, soon to be Sony-branded, within those office environments.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Peter Giacalone - Barret & Co. - Analyst

Okay, great. Great conference call. I’ll talk to you later on.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Thank you, Peter.

Peter Giacalone - Barret & Co. - Analyst

Okay.

Operator

Your next question comes from Stanley Weinstein, private investor. Please proceed.

Stanley Weinstein - Private investor - Analyst

Hi, I just had one question, and I need a little bit of clarification. You mentioned a 70 percent margin, I believe because the basic structure was already set up. Was that exclusively in Australia?

Rod Dorsey - Glowpoint, Inc. - CFO

No. That’s-- I mentioned a range of 60 to 70 percent margin on our business-- on new business subscriber plans.

Stanley Weinstein - Private investor - Analyst

That’s on any new installations?

Rod Dorsey - Glowpoint, Inc. - CFO

Any under the "All You Can See" model, yes.

Stanley Weinstein - Private investor - Analyst

And that would hold true for the United States or any other country?

Rod Dorsey - Glowpoint, Inc. - CFO

Yeah. I mean, you know, other than our relationships in Australia, which David sort of went into briefly earlier, most of the BSLs that we have are U.S.-based at this point in time.

Stanley Weinstein - Private investor - Analyst

Okay. Just sounded like a tremendous increase in margin that I had not anticipated.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Rod Dorsey - Glowpoint, Inc. - CFO

It’s variable gross margin, number one, and relative to the gross margin that we just reported for both the fourth quarter and full year, yes, it’s a lot higher, but remember, our subscription plan models were introduced just over 12 months ago, and we are in the process of dealing with a legacy-based group of customers that are not on that plan. We’re in the process of slowly, but surely, converting those, but that takes time.

Stanley Weinstein - Private investor - Analyst

Okay, thank you very much.

Rod Dorsey - Glowpoint, Inc. - CFO

You’re welcome.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Thank you, Stanley.

Operator

Your next question comes from Nathan Pollack, private investor. Please proceed.

Nathan Pollack - Private investor - Analyst

Hello. I have been around for quite a while and have been around for most of the financings. I’d like to ask you a couple questions. I need an answer to the first one so I can follow up. Did you solicit multiple proposals for financing [inaudible] private placement?

David Trachtenberg - Glowpoint, Inc. - President & CEO

We did not.

Nathan Pollack - Private investor - Analyst

May I ask why? It would seem to me if business is as good as you appear or as promising, that you would have been able to get more than one offer of financing, and it seems to me that the experience-- I know you haven’t been around that long-- but the previous financings that we’ve done have all driven the stock down in the same fashion that this one appears to have done, and I was frankly quite surprised that you would have had to have taken that amount of money and that kind of pricing if things are reasonably okay.

So to me, either things are okay or they’re not okay. If they were okay, I don’t know why we didn’t look for additional proposals to see if somebody could do better than the other people who have done these financings and each time had a tremendous stock dump. That’s my question.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Rod Dorsey - Glowpoint, Inc. - CFO

A couple things. First of all, we really were-- I joined the Company in the first week in December. It was very obvious to me the first week I was here that the Company needed to do a financing. However, there were a couple of outstanding issues, one of which was the whole issue of the Gores arbitration and the status of the Gores lawsuit. Those were uncertainties that we could not have gone out into the market with anyone and done an offering until they were resolved. Those issues did not get resolved, and certainly out of our control, the arbitration decision came down in mid-January. The resolution of the other outstanding issues around our lawsuit against Gores really didn’t get resolved until the first week in March.

Secondly, we were also, unbeknownst to the public at that time, we began discussions with Sony, and when we realized how quickly those discussions were moving, we felt, again, that it was imperative to have something positive to say about those discussions to the marketplace before we went out to try and raise money.

Thirdly, and most importantly, this offering was very different than the year ago offering, and I am not being critical of what was done a year ago, but this offering, as I said in my earlier remarks, involved less than ten institutional investors, three of whom were already in the stock in a significant way, and there was just a focus and a reality to how many days that the Company had dealing with the issue of avoiding a growing concern opinion. Because as you well know, we’re a publicly traded company. The auditors have to look back in history to determine whether we have adequate cash at the end of the calendar year going forward for the next 12 months.

In terms of the pricing of the deal, it’s nice, and I’ve seen a lot of comments around, well, you know, why didn’t we price this, why didn’t we get a much better price? The reality is, that you don’t do deals at the closing price for a particular day for a particular week, or even for a particular month. At a minimum, you do these kinds of transactions on at least a 90 day rolling average. So if anyone thinks we could have done a deal at $2 or north of $2, they just are badly informed.

Nathan Pollack - Private investor - Analyst

If you’ll forgive me, I’m not a professional here, but in looking at what has happened to the stock, people knew they were getting the stock in advance, they’ve been selling it, there’s been a tremendous amount of stock sold at the levels from $2.60 I guess is what it topped out at down to this $1.50. So maybe you’ve got a little better group than you’ve had in the past, but the same pattern that’s happened in last year’s financing where whoever’s getting the stock is taking their profit up front and leaving--and killing the stock and frankly they really don’t care and I guess there’s some warrants involved here.

So as a private investor I’m going to tell you, I wouldn’t go buy a copier without getting a price. If these guys were willing to do it, somebody else is willing to do it, but it certainly seems to me someone should have said "give me another proposal" and not gone back to the same people that have killed your stock already three or four times. I’m done. Thank you.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Okay. Next question, please? And then this is going to be the last question, because unfortunately, I’ve got to go back to Newark airport. I’ll be able to do a video before the flight, but we’re going to have to wrap this up.

Operator

You have no further questions at this time.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Perfect timing. Thank you very much, Ann-Marie.

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F I N A L    T R A N S C R I P T
Mar. 16. 2005 / 4:30PM, GLOW - Q4 2004 / Fiscal Year End Glowpoint, Inc. Earnings Conference Call

Operator

You’re welcome.

David Trachtenberg - Glowpoint, Inc. - President & CEO

Bye-bye, everyone, thank you.

Operator

Thank you for your participation in today’s conference. This does conclude the presentation. You may now disconnect. Have a great day.

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